Exhibit 99.1

Qualstar Reports Fiscal 2009 First Quarter Results

SIMI VALLEY, Calif.--(BUSINESS WIRE)--November 11, 2008--Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the first quarter of fiscal 2009 ended September 30, 2008.

Fiscal 2009 First Quarter Financial Results

Revenues for the first quarter of fiscal 2009 were $5.4 million, compared to $5.3 million for the same quarter of fiscal 2008, an increase of $70,000 or 1.3 percent. Loss from operations was $321,000 compared to $602,000 in fiscal 2008. Net loss was $39,000, or $(0.00) per basic and diluted share, compared to a net loss of $206,000, or $(0.02) per basic and diluted share for the first quarter of fiscal 2008.

Tape library segment revenues were $3.8 million for the quarter, compared to $4.6 million for the same quarter of the prior year, a decrease of $819,000. Power supply segment revenues increased 122.8 percent, or $889,000, to $1.6 million for the quarter from $724,000 for the same quarter of the prior year.

Gross margin percentage in the fiscal 2009 first quarter was 34.9 percent, compared to 30.5 percent in the year-ago quarter. The increase in gross margin percentage was primarily attributable to efficiencies achieved in material and labor management.

Research and development expenses for the first quarter of fiscal 2009 were $743,000, or 13.8 percent of revenues, compared to $728,000 or 13.7 percent of revenues, for the first quarter of fiscal 2008. Sales and marketing expenses were $695,000, or 12.9 percent of revenues, compared to $759,000 or 14.2 percent of revenues, in the corresponding period last year. General and administrative expenses in the first quarter of fiscal 2009 were $766,000 or 14.2 percent of revenues, compared to $739,000, or 13.9 percent of revenues, for the same period last year.

Cash, cash equivalents and marketable securities were $31.1 million at September 30, 2008, down from $32.5 million at June 30, 2008. Inventory at September 30, 2008 was $6.2 million, compared to $6.1 million at June 30, 2008.

Commenting on the first quarter results, Bill Gervais, president and chief executive officer of Qualstar, said, “First quarter results were solid and revenues of $5.4 million exceeded our guidance range. I continue to be pleased with our operating execution—especially by our ability to improve operating efficiencies and manage expenses. We continue to make excellent progress towards our goal of returning Qualstar to profitability. First quarter gross margin of nearly 35 percent coupled with the lowest quarterly total operating expenses in several years resulted in a significant improvement at the bottom line.”

Mr. Gervais concluded, “Our better than expected results were driven by the strength of our N2Power business. During the first quarter, N2Power generated record revenues of $1.6 million—a 123 percent improvement compared to the same period last year—largely due to power supply shipments to an OEM customer for use in gaming applications. N2Power is growing in importance as part of Qualstar’s overall business and we believe N2Power products will continue to generate strong demand due to worldwide requirements for smaller and more energy efficient power supplies.”

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2009 first quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-257-1836 or 303-262-2140. An audio replay will be available through November 18, 2008, by calling 800-405-2236 or 303-590-3000, and entering pass code 11122300.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its tape libraries; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design flaws or quality problems; and, adverse changes in market demand for tape libraries or power supplies. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

-Financial Tables to Follow-

QUALSTAR CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended
	September 30,
	2008	2007

Net revenues	$5,402	$5,332

Cost of goods sold	3,519	3,708

Gross profit	1,883	1,624

Operating expenses:
Research and development	743	728
Sales and marketing	695	759
General and administrative	766	739
Total operating expenses	2,204	2,226

Loss from operations	(321)	(602)

Investment Income	280	413

Income (loss) before income taxes	(41)	(189)

Provision (Benefit) for income taxes	(2)	17

Net Income (loss)	$(39)	$(206)

Earnings (loss) per share:
Basic	$(0.00)	$(0.02)
Diluted	$(0.00)	$(0.02)

Shares used to compute earnings (loss) per share:
Basic	12,253	12,253
Diluted	12,253	12,253

QUALSTAR CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	Sept 30,	June 30,
	2008	2008
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$8,526	$6,744
Marketable securities, short-term	11,002	11,091
Receivables, net of allowance for doubtful accounts of $85 as of September 30, 2008 and $82 as of June 30, 2008	3,243	2,962
Inventories, net	6,209	6,109
Prepaid expenses and other current assets	551	467

Total current assets	29,531	27,373

Property and equipment, net	484	526
Marketable securities, long-term	11,530	14,703
Other assets	55	55

Total assets	$41,600	$42,657

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,245	$1,197
Accrued payroll and related liabilities	420	519
Other accrued liabilities	1,003	1,774

Total current liabilities	2,668	3,490

Other long-term liabilities	46	46
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of September 30, 2008 and June 30, 2008	18,729	18,705
Accumulated other comprehensive income (loss)	(112)	108
Retained earnings	20,269	20,308
Total shareholders' equity	38,886	39,121

Total liabilities and shareholders' equity	$41,600	$42,657

CONTACT:
Qualstar Corporation
William J. Gervais, President & CEO, 805-583-7744
gervais@qualstar.com
or
Financial Relations Board
Lasse Glassen, General Information, 213-486-6546
lglassen@frbir.com